UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2010

PATIENT SAFETY TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-09727	13-3419202
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

2 VENTURE, SUITE 350, IRVINE, CALIFORNIA 92618
(Address of Principal Executive Offices) (Zip Code)

(951) 587-6201
(Registrant's telephone number, including area code)

5 CAUFIELD PLACE, SUITE 102, NEWTOWN, PENNSYLVANIA 18940
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Patient Safety Technologies, Inc. (the “Company”) entered into an Office Building Lease (the “Agreement”) with Olen Commercial Realty Corp., a Nevada corporation (the “Landlord”) on September 15, 2010, commencing September 20, 2010 (the “Effective Date”) to lease the premises located at 2 Venture, Irvine, CA 92616 (the “Premises”) for use as the Company’s principal headquarters.

The term of the Agreement commences on the Effective Date and expires on midnight of December 19, 2013 (the “Term”), with an option to extend the Term of the Agreement for one additional year.  The Company will pay an initial base rent of $5,610 per month in monthly installments.  The initial base rent will be adjusted to (a) $5,778.30 for the period of September 20, 2011 through September 19, 2012, (b) $5,951.65 for the period of September 20, 2012 through September 19, 2013, and (c) $6,130.20 for the period of September 20, 2013 through December 19, 2013. The Landlord has agreed to a rental abatement for the months of October, November and December 2010 of the Term, subject to the Company remaining in compliance with the Agreement.

As compared to the monthly payments made under the Company’s lease agreement for its previous principal headquarters in Temecula, California, which expires in December of 2010, the monthly payments made under the Agreement represent a substantial reduction in required monthly rental payments.

The Agreement also contains customary provisions concerning assignment and subletting, holding over and default.  The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of such Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Office Building Lease dated September 15, 2010 between Patient Safety Technologies, Inc. and Olen Commercial Realty Corp.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2010	Patient Safety Technologies, Inc.

	By:	/s/ Brian E. Stewart Brian E. Stewart President and Chief Executive Officer

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Exhibit Index

10.1	Office Building Lease dated September 15, 2010 between Patient Safety Technologies, Inc. and Olen Commercial Realty Corp.

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